N E W S R E L E A S E

CONTACT: Paul Seavey                            FOR IMMEDIATE RELEASE
(312) 279-1488                                         December 12, 2014

ELS INITIATES REFINANCING
$395,000,000, 21-year Secured Financing at 4.1%

CHICAGO, IL – December 12, 2014 – Equity LifeStyle Properties, Inc. (NYSE: ELS) (referred to herein as “we,” “us,” and “our”) today announced that we have entered into agreements to obtain approximately $395 million in new mortgage loans from institutional lenders, subject to customary approvals and conditions. The loans will be secured by mortgages on 26 manufactured home and RV properties and, in total, are expected to bear a weighted average fixed interest rate of approximately 4.1% per annum, and to have a weighted average maturity of approximately 21 years.
Proceeds from the financing will be used to repay secured debt with a weighted average effective interest rate of approximately 5.1% and costs related to the early repayment of debt. The debt to be repaid includes approximately $231 million maturing in 2015 and approximately $142 million maturing in 2016. We expect to pay approximately $21 million in debt prepayment costs. The financing is expected to close in the first quarter of 2015.
Marguerite Nader, our Chief Executive Officer, said, “Over the last two years we have experienced a unique opportunity to access fully amortizing, long term debt at historically low rates. Effective with the closing of these loans, when compared to the end of 2012, our overall cost of debt will have decreased from 5.5% to 4.9% and our weighted average maturity will have increased from 5 years to 11 years.”
The loans are subject to customary approvals and conditions, therefore there can be no assurance that the loans will be made in the amounts anticipated, on the terms stated, or at all.
This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used, words such as “anticipate,” “expect,” “believe,” “project,” “intend,” “may be” and “will be” and similar words or phrases, or the negative thereof, unless the context requires otherwise, are intended to identify forward-looking statements and may include, without limitation, information regarding our expectations, goals or intentions regarding the future, and the expected effect of our recent acquisitions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including, but not limited to:

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our ability to control costs, real estate market conditions, the actual rate of decline in customers, the actual use of sites by customers and our success in acquiring new customers at our properties (including those that we may acquire);

•	our ability to maintain historical rental rates and occupancy with respect to properties currently owned or that we may acquire;

•	our ability to retain and attract customers renewing, upgrading and entering right-to-use contracts;

•	our assumptions about rental and home sales markets;

•	our assumptions and guidance concerning 2015 estimated net income, FFO and Normalized FFO;

•	our ability to manage counterparty risk;

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in the age-qualified properties, home sales results could be impacted by the ability of potential homebuyers to sell their existing residences as well as by financial, credit and capital markets volatility;

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results from home sales and occupancy will continue to be impacted by local economic conditions, lack of affordable manufactured home financing and competition from alternative housing options including site-built single-family housing;

•	impact of government intervention to stabilize site-built single family housing and not manufactured housing;

•	the completion of future transactions in their entirety, if any, and timing and effective integration with respect thereto;

•	effective integration of recent acquisitions and our estimates regarding the future performance of recent acquisitions;

•	unanticipated costs or unforeseen liabilities associated with recent acquisitions;

•	ability to obtain financing or refinance existing debt on favorable terms or at all;

•	the effect of interest rates;

•	the dilutive effects of issuing additional securities;

•	the effect of accounting for the entry of contracts with customers representing a right-to-use the Properties under the Codification Topic “Revenue Recognition;”

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the outcome of the case currently pending in the California Superior Court for Santa Clara County, Case No. 109CV140751, involving our California Hawaiian manufactured home property including any further proceedings in the trial court or on appeal;

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tenant groups have filed lawsuits against us seeking not only to limit rent increases, but large damage awards for our alleged failure to properly maintain certain Properties, and other tenant groups may file additional lawsuits against us in the future related to similar or other tenant related matters; and

•	other risks indicated from time to time in our filings with the Securities and Exchange Commission.
These forward-looking statements are based on management's present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. We are under no obligation to, and expressly disclaim any obligation to, update or alter our forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.
We own or have an interest in 383 quality properties in 32 states and British Columbia consisting of 141,465 sites. We are a self-administered, self-managed, real estate investment trust (“REIT”) with headquarters in Chicago.

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